Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

This CHANGE IN CONTROL AGREEMENT (“Agreement”) is made this 1st day of July, 2013, (the “Effective Date”) between FLOW INTERNATIONAL CORPORATION, a Washington corporation (“Flow”), and Richard A. LeBlanc (“Employee”). Each of Flow and Employee are referred to in this Agreement as a “party” and collectively as the “parties.”
RECITALS

A.	Employee is a key and valued employee of Flow.

B.
Flow recognizes that the possibility of a Change in Control exists and that such possibility, and the uncertainty it may create among management, may result in the distraction or departure of management personnel, to the detriment of Flow and its shareholders, including a reduction of the value received by shareholders in a Change in Control transaction.

C.
Flow desires to assure itself of both present and future continuity of management and to provide fixed severance benefits for Employee that are applicable in the event of termination of employment after a Change in Control.

D.	Flow desires to provide additional inducement for Employee to continue to remain in the employ of Flow.

E.	Throughout this Agreement, there are defined terms that are capitalized. The terms are defined in the text of this Agreement or in Section 2.
TERMS AND CONDITIONS

The parties agree as follows:

1.
Termination of Employment After A Change In Control. If Employee's employment is terminated by Flow or its successor Without Cause or by Employee for Good Reason contemporaneously with, or within one year after, a Change in Control, Employee will be entitled to the Change in Control Benefits. As a condition to receipt of any Change in Control Benefits, Employee will execute and deliver a Release of Claims substantially in the form attached as Exhibit A and any applicable revocation period will have lapsed without revocation.

2.	Definitions. For purposes of this Agreement, the following definitions apply:

2.1
“Base Salary” means Employee's base salary at the annualized rate then in effect immediately before the Termination Date; provided, however, that if Employee resigns Employee's employment for Good Reason as a result of a material reduction of Employee's Base Salary, then Base Salary will be determined on the basis of Employee's Base Salary immediately before such reduction.

2.2
“Cause” means a good faith finding by Flow or its successor that Employee has: (a) breached any contractual obligation owed to Flow (including obligations under this Agreement and the Confidential Information Agreement); (b) engaged in unauthorized use or disclosure of Confidential Information, other material confidential information of Flow, or trade secrets of Flow; (c) failed to satisfactorily perform Employee's essential responsibilities; (d) materially failed to comply with rules, policies, or procedures of Flow as they may be amended from time to time; (d) engaged in misconduct, dishonesty, fraud, or gross negligence related to the business of Flow; or (e) been convicted of or entered a plea of nolo contendere to a felony or a crime involving fraud, embezzlement, or any other act of moral turpitude; or (f) done any other thing that would constitute cause under the laws of Washington. A termination of employment by Flow or its successor for any of the reasons set forth in clauses (a), (b), (c), (d), or (f) above will not constitute “Cause” unless Flow or its successor has (1) given written notice to Employee specifying in reasonable detail the event(s) relied upon for termination and (2) given Employee 30 calendar days to remedy such event(s) after receipt of the written notice, but the remedy period need only be provided if, in the sole discretion of Flow or its successor, the event(s) relied upon for termination are curable, and no similar event(s) that was previously remedied has occurred.

2.3	“Change in Control” means:
(a) any Person, other than Flow or an affiliate of Flow, becomes a beneficial owner (within the meaning of Rule 13d-3, as amended, as promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, in one or a series of transactions, of securities representing more than 50% of the combined voting power of Flow's then outstanding securities;
(2) the consummation of a merger or consolidation of Flow with any other Person, other than a merger or consolidation that would result in the voting securities of Flow outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Flow or such surviving entity outstanding immediately after such merger or consolidation;
(3) the closing of a sale or other disposition by Flow of all or substantially all of the assets of Flow;
(4) individuals who constitute the Board of Directors on the date hereof (“Incumbent Directors ”) cease for any reason to constitute at least a majority of the Board of Directors; provided, that any individual who becomes a member of the Board of Directors after the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors will be treated as an Incumbent Director unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors; or
(5) a complete liquidation or dissolution of Flow.

2.4	“Change in Control Benefits” means:

A.	Severance. A gross lump sum amount equal to eighteen months of Employee's Base Salary (“Severance”); and

B.
COBRA Premiums. Following the Termination Date, if Employee is eligible and timely elects continued coverage under COBRA, Flow or its successor will pay Employee's COBRA premiums to continue Employee's coverage (including coverage for eligible dependents, if currently provided) (“COBRA Premiums”) during the eighteen-month period following the Termination Date on an after-tax basis and thereafter Employee will be charged the full cost of COBRA coverage; provided, however, that Flow will cease to pay the COBRA Premiums if: (A) Employee becomes eligible for group health plan coverage through a new employer, or (B) Employee ceases to be eligible for COBRA continuation coverage. If Employee becomes eligible under another employer's group health plan during the eighteen-month period following the Termination Date, Employee must immediately notify Flow of such event and Flow will cease payment of the COBRA Premiums; and

C.
Acceleration of Vesting. All unvested awards under the Flow International Corporation 2005 Equity Incentive Plan or any similar Flow equity plan (“Flow Equity Awards”) or any unvested awards substituted or assumed by the surviving entity for Flow Equity Awards outstanding immediately before a termination Without Cause or by Employee for Good Reason will, on the Termination Date Without Cause or by Employee for Good Reason be accelerated so that such unvested awards will become fully vested, and will be considered vested awards under the applicable plan immediately before the Termination Date.

2.5
“Confidential Information” means any non-public information concerning this Agreement, its terms, the fact that a potential Change in Control is being considered, any potential terms of a business sale, the identity of any potential buyers, or any related information.

2.6	“Confidential Information Agreement” means any Confidential Information and Inventions Agreement between Employee and Flow.

2.7	“Disability” means if Employee becomes disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, or any successor provision thereto.

2.8
“Good Reason” means, without Employee's written consent, the occurrence of any of the following: (a) a material diminution in the nature or scope of the authorities, powers, or functions of the position with Flow that Employee held immediately before the Change in Control; (b) a material reduction in Employee's base salary in place immediately before the Change in Control; (or (c) a requirement that Employee relocate Employee's primary base of employment to a location more than 30 miles from Kent, Washington. Notwithstanding the foregoing, a termination or reduction referred to in clause (b) above will not constitute “Good Reason” if such termination or reduction applies on a substantially similar basis to all key employees of Flow (or its successor). A termination of employment by Employee for any of the reasons in this section will not constitute “Good Reason” unless (i) Employee has given written notice to Flow or its successor within the 90-calendar day period immediately following Employee's discovery of the occurrence of such Good Reason event (or if earlier, the date Employee is notified in writing), specifying in reasonable detail the events relied upon for termination, and (ii) such events have not been remedied within 30 calendar days after receiving Employee's notice.

2.9	“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association or other entity, whether or not legal entities.

2.10
“Release of Claims” means a Release of Claims in substantially the form attached hereto as Exhibit A; provided, however, that Flow may, in its sole discretion, revise Exhibit A to conform to requirements under the Age Discrimination in Employment Act or otherwise comply with law, or make non-material changes such as identifying the correct employing entity and/or successors.

2.11
“Termination Date” means, in the case of termination of Employee's employment with Flow or any successor (a) by Flow or its successor for Cause, immediately upon receipt by Employee of written notice of termination, unless otherwise specified by Flow in writing; (b) by Flow or its successor Without Cause or by Employee for or without Good Reason, as of the date specified in the written notice of termination delivered by Flow (or its successor) or Employee, as the case may be, to the other party; provided that both parties must comply with any applicable notice and cure provisions in the definitions of Cause and Good Reason; or (c) effective immediately upon death or Disability.

2.12	“Without Cause” means any termination of Employee's employment by Flow or its successor that is not (a) termination for Cause, or (b) termination due to Employee's Disability or death.

3.
Timing; Withholding. Any amount payable to Employee under this Agreement will be subject to all applicable federal, state, and local withholdings, as well as payroll or other taxes. If Employee has properly executed and returned a Release of Claims and the applicable revocation period has lapsed, Severance will be paid to Employee within 60 days after the Termination Date; provided that if the 60-day period covers two calendar years, Severance will be paid in the second calendar year.

4.
At-Will Employment. Nothing in this Agreement modifies or restricts the at-will employment relationship between Employee and Flow. Nothing in this Agreement will be deemed to make either Flow or Employee obligated to a fixed or specified term of employment, and all employment arrangements are at will unless specifically modified by an agreement in writing signed by the Chief Executive Officer of Flow.

5.
Confidentiality. Employee will keep the terms of this Agreement confidential and not disclose any Confidential Information to anyone (including without limitation any employee, customer, or supplier of Flow); provided that Employee may disclose the terms of this Agreement to Employee's spouse, legal counsel, and tax, business, and financial advisors. Employee agrees to take reasonable precautions to ensure that the Confidential Information will be protected consistent with the confidentiality provisions of this Agreement, including instructing any person with whom Employee shares Confidential Information to keep confidential the information as required by this section. Employee represents and warrants that Employee has not disclosed any Confidential Information to anyone except as expressly permitted above. Nothing in this section prohibits disclosures required by law or in accordance with the legal process. Employee confirms and acknowledges that any and all obligations that Employee has to protect the confidential information, intellectual property, or business assets of Flow will remain in full force and effect. Employee represents and warrants that Employee is in full compliance with all such obligations.

6.
Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption under 409A and will be construed and administered in accordance with Section 409A. Notwithstanding any provisions of this Agreement to the contrary, if Employee is a “specified employee” under Section 409A, then any payment under this Agreement that is treated as deferred compensation under Section 409A will be delayed until the date that is six months after the Termination Date (without interest or earnings). Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment will only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Flow makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event will Flow be liable for any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee as a result of non-compliance with Section 409A.

7.	Section 280G. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Flow to Employee or for Employee's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Internal Revenue Code of 1986, as amended, or any interest or penalty is incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then the Payments will be reduced (but not below zero) if and to the extent that such reduction would result in Employee retaining a larger amount, on an after-tax basis (taking into account federal, state, and local income taxes and the imposition of the Excise Tax), than if Employee received all of the Payments. Flow will reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments that are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the determination.  All determinations required to be made under this Section 7, including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, will be made by a nationally recognized accounting firm selected by Flow (“Accounting Firm”), which will provide detailed supporting calculations both to Flow and to Employee. All fees and expenses of the Accounting Firm will be borne solely by Flow. Any determination by the Accounting Firm will be binding upon Flow and Employee.

8.
Termination of Agreement. This Agreement will terminate 12 months after the Effective Date (“Agreement End Date”) if a Change in Control has not occurred on or before such date; provided that if a transaction that is reasonably likely to result in a Change in Control is being actively negotiated at the time of the Agreement End Date, the Agreement End Date will be extended for the period of time during which that same potential transaction (with the same potential purchaser) is being actively negotiated.

9.
Death or Disability. If Employee's employment is terminated as a result of Employee's death or Disability, this Agreement will terminate without further obligations to Employee under this Agreement unless the conditions for payment of the Change in Control Benefits were satisfied before such event, including continued Flow payment of COBRA premiums for eligible dependents pursuant to Section 2.4B. Nothing in this Agreement limits any right of Employee (or Employee's estate) to (a) salary earned on or before the Termination Date, and (b) vested benefits, if any exist, in accordance with the terms and conditions of the controlling policies, plans, and documents.

10.	Miscellaneous.

10.1
Arbitration/Costs. Any dispute or controversy arising under or in connection with this Agreement that cannot be informally resolved by the parties will be settled exclusively by arbitration before JAMS in Seattle, Washington by a sole neutral arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association relating to employment disputes then in effect. Discovery will be permitted to the same extent as in a proceeding under the Federal Rules of Civil Procedure. Judgment on the award rendered by the arbitrator may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the foregoing, nothing in this provision restricts in any way a party's right to seek injunctive or other equitable relief in any court. The prevailing party will be entitled to an award of its reasonable costs, including attorneys' fees.

10.2
Notices. Any notice required or permitted to be given under this Agreement is sufficient if in writing and delivered by hand, by facsimile, or by registered or certified mail, to the parties at the respective addresses set forth below their signatures or such other address as may be provided to each party by the other, with notice to Flow sent to the attention of the Chief Executive Officer of Flow.

10.3
Beneficiaries. Employee will be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable following Employee's death, and may change such election, in either case by giving Flow written notice in accordance with Section 10.2. In the event of Employee's death or a judicial determination of Employee's incompetence, reference in this Agreement to “Employee” will be deemed, where appropriate, to be Employee's beneficiary, estate, or other legal representative.

10.4
Severability. If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable, or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable, or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable, or void, will be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

10.5
Waivers; Headings. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement will operate as a waiver of that right or remedy except as provided in Section 2.8. No waiver of a breach of any provision of this Agreement will operate or be construed as a waiver of any subsequent breach. No exercise of any right or remedy under this Agreement will preclude any the exercise of any other right or remedy granted by this Agreement or by law.

10.6
Headings; Counterparts. The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

10.7	Governing Law. The validity, construction, and performance of this Agreement will be governed by the laws of the state of Washington without regard to the conflicts of law provisions of such laws.

10.8
Entire Agreement; Modification. This instrument contains the entire agreement of Employee and Flow with respect to the subject matter herein and supersedes all prior such agreements and understandings. There are no other representations or agreements other than as stated in this Agreement related to the terms and conditions of Employee's employment with Flow in the event of termination of employment or a Change in Control or similar transaction. This Agreement may be modified only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought, and any such modification agreed to by Flow must, to be binding upon Flow, be signed by the Chief Executive Officer of Flow.

10.9
Successors. Any successor (or parent thereof) to Flow (whether direct or indirect and whether by purchase, merger, consolidation, or otherwise) or to all or substantially all of the business and/or assets of Flow will assume the obligations of Flow under this Agreement and agree expressly to perform the obligations under this Agreement in same manner and to the same extent as Flow would be required to perform such obligations in the absence of a succession. To the extent necessary to effect the intent of the parties, references to “Flow” in this Agreement will be construed to substitute Flow's successor(s) after a Change of Control.

SIGNATURE PAGE - CHANGE IN CONTROL AGREEMENT

The parties have executed and delivered this Agreement as of the day and year first above written.

FLOW INTERNATIONAL CORPORATION        RICHARD A. LEBLANC

By:    /s/ Charles M. Brown                /s/ Richard A. LeBlanc
Title:    Charles M. Brown, President & CEO
Address:

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE OF CLAIMS
The employment of NAME (“Employee”) with Flow International Corporation (“Flow”) is ending.
RECITALS

A.	Employee has been an employee of Flow.

B.
Flow and Employee have entered into a Change in Control Agreement dated July 1, 2013 (“CIC Agreement”). The CIC Agreement entitles Employee to Change in Control Benefits (as defined in the CIC Agreement) upon certain terms and conditions as set forth in the CIC Agreement, including the occurrence of a Change in Control (as defined in the CIC Agreement) and Employee signing and delivering a release of all claims.

C.	Employee desires to receive the Change in Control Benefits in connection with a Change in Control.
TERMS AND CONDITIONS
Employee and Flow agree as follows:

1.
Confidentiality of Agreement; Agreement Not Admission. Employee agrees to keep the existence, terms, conditions, and circumstances leading up to this Separation Agreement and Release of Claims (“Release”) strictly confidential and agrees not to disclose any of these to any individual or entity except for disclosure to Employee's spouse or professional advisors as may be required for legal or tax reasons. This Release is not an admission by Flow that it (or any of its employees) has violated any law or failed to fulfill any duty to Employee.

2.	Separation Date. Flow and Employee agree that all aspects of the employment relationship ceased effective end of business day DATE (“Separation Date”).

3.	Earned Payments and Benefits.

A.
Unpaid Wages; Payment. Flow will pay Employee an amount equal to Employee's accrued but unpaid wages including all of Employee's accrued but unpaid vacation, less all required payroll deductions. This payment will be made via direct deposit to Employee's bank account on file with Flow on the Flow's next regularly scheduled pay day.

B.
Benefits. Employee may elect to pay for COBRA benefits and any other benefits required by law, in accordance with applicable law and the CIC Agreement. Under no circumstances will Employee be deemed to accrue or be entitled to any benefits not otherwise required by law or the CIC Agreement as of the Separation Date. Employee may apply for unemployment insurance benefits, and Employee's eligibility is governed by applicable law. Flow will respond honestly and accurately to inquiries from unemployment.

C.
Employee has properly reported all hours worked. Employee has been paid in full and received all compensation and benefits Employee earned by virtue of employment with Flow, including any incentive payments. Except as stated in this Release, or as required by law, all compensation and benefits ceased on the Separation Date.

4.
Additional Consideration. In consideration of Employee's release and performance as set forth below, Flow agrees to provide Employee the Change in Control Benefits in accordance with the terms and conditions of the CIC Agreement. Employee acknowledges that (i) provision of the Change in Control Benefits fully satisfies any obligations Flow may have to Employee under the CIC Agreement, (ii) Flow is not obligated to provide Employee with the consideration provided in this Paragraph 4, except under this Release and the CIC Agreement, (iii) Flow's obligations set forth in the CIC Agreement provide adequate consideration for Employee's covenants, waiver, and release in this Release, and (iv) Employee's entitlement to earn and retain the Change in Control Benefits is conditioned on Employee's full compliance with this Release (including Paragraphs 6, 7, 8, 9, 10, 11, and 12) and any other obligations of Employee, including without limitation the obligations in the Confidential Information and Inventions Agreement between Employee and Flow (if applicable).

5.
Waiver and Release. On behalf of Employee and Employee's marital community, heirs, executors, administrators, and assigns, Employee hereby waives, releases, and discharges any and all claims against Flow and all of the other Released Parties (as defined below) (“Released Claims”). This release is comprehensive and Released Claims include all claims (including claims to costs or attorneys' fees), damages, causes of action, and disputes of any kind whatsoever, whether known or unknown, anticipated or unanticipated, contingent, or otherwise, occurring or that could be alleged to have occurred before the date and time of this Release. Employee understands and agrees that Released Claims include (but are not limited to) any and all claims for wages, employee benefits, and damages arising under: (a) the CIC Agreement; (b) any federal, state, local or foreign law relating to employment discrimination (including the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the Washington Law Against Discrimination); (c) any federal, state, local or foreign law relating to employment or termination rights and/or benefits (including the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Notification Act, and any state equivalent); and (c) any other basis for legal or equitable relief whether based on express or implied contract, tort, statute or other legal or equitable ground. However, Released Claims do not include (v) claims for breach or enforcement of this Release, (w) claims that arise after execution of this Release, (x) claims to vested benefits under ERISA, (y) workers' compensation claims, or (z) any other claims that may not be released under this Release in accordance with applicable law. For the purpose of this Release, the term “Released Parties” means Flow, its affiliates, parents, subsidiaries, joint ventures, affiliates, and related companies and its and their present, former, and future successors and assigns, and all of its and their present, former, and future owners, directors, officers, stockholders, owners, members, managers, employees, agents, assigns, insurers, trustees, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and attorneys, both individually and in their representative capacities.

6.
Non-Disparagement Clause. Employee agrees that Employee will not at any time engage in any form of conduct, or make any statements or representations to any third parties, either orally or in writing, either through Employee or an agent of Employee, that in any way would disparage, defame, libel, slander, place in a negative light, or otherwise harm the professional or personal reputation, goodwill, or interests of Flow or any of the other Released Parties. Nothing in this Release prohibits disclosures required by law or the legal process.

7.	Protection of Confidential Information.

A.
In the course of Employee's employment with Flow, because of the nature of Employee's responsibilities, Employee may have acquired and may have had access to valuable trade secrets, proprietary data, and other confidential information (“Confidential Information”) with respect to Flow's customers, suppliers, competitors, and business. Beginning immediately, Employee will not, without the express written consent of Flow, directly or indirectly communicate or divulge to, or use for Employee's own benefit or for the benefit of any other person, firm, association, or corporation, any of Flow's Confidential Information that was communicated to, or otherwise learned of or acquired by Employee during Employee's employment with Flow. Employee may disclose or use such information under the following circumstances: (a) disclosure by Employee is required by a court or other governmental agency of competent jurisdiction, provided that Employee first gives Flow written notice and an opportunity to challenge and/or prevent such disclosure, or otherwise seek protection of the Confidential Information, and/or (b) disclosure or use by Employee of any such information or data generally known within the industry or available from other persons who do not have a fiduciary duty or obligation of confidentiality to Flow or otherwise.

B.
The provisions in this Agreement (including under Sections 7, 8, and 9) are supplemental to and not in lieu of any obligations Employee may have under a Confidential Information and Inventions Agreement between Employee and Flow (“Confidential Information and Inventions Agreement”). Any such obligations will continue in full force and effect after the Separation Date.

8.	Post-Employment Restrictions.

A.
Non-Compete. Employee covenants and agrees that for a period of 12 months following the Separation Date, Employee will not, directly or indirectly seek, solicit, enter into, or engage in, any employment, business, enterprise, agreement, or consulting arrangement with any other person or entity, that is at that time engaged in, or that has clear plans for future engagement in competition with the Business of Company (as that term is defined below). However, nothing in this Paragraph will prohibit Employee from working in the industry, engaging in academic research or teaching, or using Employee's skills and experience, in each case in compliance with the restrictions contained in this Release. For purposes of this Release, “Business of Company” means the business that Flow conducts or is preparing to conduct during the term of this Release, including, without limitation, the design, development, sale, promotion, production, marketing, licensing, or distribution of products, services, or technologies relating to high pressure waterjet cutting and cleaning equipment.

B.
Nonsolicitation. Employee covenants and agrees that for a period of 12 months following the Separation Date, that Employee will not, directly or indirectly, hire, employ or engage as an employee, agent or independent registered representative, any person who is employed or engaged by Employer or any of its affiliates. Employee further covenants and agrees that Employee will not, directly or indirectly, solicit, recruit, interfere with, or endeavor to entice away from Employer or its affiliates or their respective representatives, any employee, person, firm, corporation, limited liability company or other entity that is a customer or supplier of Employer or its affiliates, at the time of such solicitation, or was a customer or supplier at any time during the one-year period before the date of such solicitation.

C.
Employee represents and warrants that Employee's conduct before executing this Release (both during employment and after the Separation Date) has been in full compliance with the terms of Paragraphs 7 and 8.

9.
Return of Information and Equipment. Employee shall immediately turn over to Employer all tangible Employer property, such as credit cards, computer equipment, smartphones, phones, iPhones, Blackberries, identification cards, pagers, laptops, home computers, electronic equipment, photographs, marketing logos or strategies, computer software, computer hard drives, discs and CDs, customer lists and identification information, financial records, human resources records, confidential business information, and any other tangible employer property in Employee's possession. Employee must also immediately return all other property and information belonging to Employer in all formats and media, electronic, hard copy, or otherwise, including, but not limited, property or information that explains, describes, references, or otherwise refers to Employer's confidential business matters, technical and product information, pricing, customer and customer identification, brochures, advertisements, specifications of products, price quotations, marketing strategies, inventory records, sales records, or other matters relating to Employer's business or operations. Employee acknowledges, represents and affirms that Employee has not kept, retained or otherwise maintained access to any of the property or information referred to in this Paragraph, or provided such access to any third parties.

10.
Charges; Setoff. Employee represents and warrants that Employee has not filed any lawsuits, complaints, or charges based on any Released Claims, except as listed below Employee's signature. If no lawsuits, complaints, or charges are shown below Employee's signature, none have been filed. Employee understands that nothing in this Release prevents Employee from filing or prosecuting a charge with any administrative agency with respect to any such claims; however, Employee further understands and agrees that Employee will not seek and is hereby waiving any claim for personal damages and/or other personal relief. Employee agrees to cause the withdrawal or dismissal with prejudice of any claim Employee has purported to waive in this Release. If Employee is ever awarded or recovers any amount as to a claim Employee has purported to waive in this Release, Employee agrees that the amount of any award or recovery will be reduced by the amounts Employee was paid under the CIC Agreement, with the setoff being appropriately adjusted for Employee's return of any such amounts. To the extent such a setoff is not effected, Employee promises to pay, or assign Employee's right to receive, the amount that should have been setoff to Flow.

11.
Further Assurances. In case at any time after the Separation Date any further action is necessary or desirable to carry out the purposes of this Release, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all at the sole cost and expense of the requesting party. Employee agrees to fully cooperate with Flow in the defense of any pending or future claim or litigation (whether actual or threatened) based on events occurring while Flow employed Employee and that relate to Employee's prior employment by Flow.

12.
ADEA Release. Employee has carefully read this Release and finds that it is written in a manner that Employee understands. Employee acknowledges that he or she is knowingly and voluntarily waiving and releasing any rights he or she may have under the Age Discrimination in Employment Act (“ADEA”). Employee also acknowledges that the consideration given for this Release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he or she has been and is advised by this writing and understands that (a) this Release does not apply to any rights or claims that may arise after the execution date of this Release; (b) Employee should consult with an attorney before executing this Release; (c) Employee has 45 days to consider this Release (although Employee may choose to voluntarily execute this Release earlier and to waive such period of consideration); (d) Employee was informed through Exhibit A to this Release of the job titles and ages of individuals selected and not selected to participate in the Separation Program; (e) Employee has seven (7) days following the execution of this Release to revoke the Release; and (f) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Release is executed by Employee. To revoke this Release, Employee must deliver a notice revoking Employee's acceptance to the undersigned person at Flow. Nothing in this Release prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

13.
Waiver of Unknown Claims. It is further understood and agreed by Employee that as a condition of this Release, Employee hereby expressly waives and relinquishes any and all claims, rights, or benefits that Employee may have under any applicable state or federal statutes that would otherwise limit the Employee's ability to release unknown claims, including but not limited to California Civil Code section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
In connection with such waiver and relinquishment, Employee hereby acknowledges that Employee may hereafter discover claims or facts in addition to, or different from, those that Employee now knows or believes to exist, but that Employee expressly agrees to fully, finally, and forever settle and release any and all claims, known or unknown, suspected or unsuspected, that exist or may exist on Employee's behalf against the Released Parties at the time of execution of this Release, including, but not limited to, any and all claims relating to or arising from Employee's employment with Flow and the termination of that employment.

14.
Attorneys' Fees; Remedies. In the event of litigation arising out of this Release, the prevailing party will be entitled to an award of its costs and reasonable attorneys' fees (except with regard to a claim by Employee challenging the validity of this Release in connection with a claim under the ADEA, if applicable). Employee acknowledges and agrees that breach of any of the covenants contained in Paragraphs 6, 7, 8, 9, 10, 11, and 12 of this Release constitutes a material breach of this Release that may cause Flow or the other Released Parties irreparable harm and will entitle Flow and the other Released Parties to all remedies provided by law, including injunctive relief. The foregoing provision supplements and does not limit any remedies available to Flow in accordance with law.

15.
Notices. Any notice that must be given to Flow under this Release will be given by either delivering it or sending via first class mail, certified mail, or overnight mail or a nationally recognized overnight delivery service to Flow, at 23500 64th Avenue South, Kent, WA 98032, Attention: Human Resources, or at a different address if Employee is given notice of that different address. Any notice that must be given to Employee under this Release will be given by either delivering it or sending it by first class mail, certified mail, or overnight mail or a nationally recognized overnight delivery service to Employee at the address of Employee on file with Flow as of the Separation Date, or at a different address if Flow is given notice of that different address.

16.
General. This Release (i) along with any Confidential Information and Inventions Agreement, contains the entire understanding of the parties with respect to the subject matter covered; (ii) supersedes all prior or contemporaneous understandings; (iii) may only be amended in a written instrument signed by both parties; and (iv) will be governed by the laws of the State of Washington. Employee and Flow irrevocably consent to exclusive jurisdiction and venue in the state and federal courts located in King County, Washington with respect to any action, claim, or proceeding arising out of or in connection with this Release, with the exception of requests for temporary or preliminary injunctive relief, which may be sought in any appropriate court with jurisdiction, but only if such relief could not be issued and made immediately binding against the party sought to be enjoined by the state and federal courts located in King County, Washington. Employee represents and warrants that Employee is the sole owner of any and all Released Claims that Employee may have, and that Employee has not assigned or otherwise transferred Employee's right or interest in any Released Claim.

17.
Severability. Paragraphs 5 and 6 of this Release are integral to its purpose and may not be severed from this Release. If any other provision of the Release or compliance by any of the parties with any other provision of this Release is found to be unlawful or unenforceable, such provision will be deemed narrowed to the extent required to make it lawful and enforceable. If such modification is not possible, such provision will be severed from the Release and the remaining provisions will remain fully valid and enforceable to the maximum extent consistent with applicable law. To the extent any terms of this Release are put into question, all provisions will be interpreted in a manner that would make them consistent with current law.

18.
Knowing and Voluntary Waiver. Employee acknowledges that he or she has been advised to consult with an attorney, and has done so or has knowingly and voluntarily waived the right to do so, before signing this Release, which Employee has been given a reasonable period of time to consider. Employee did not rely upon any representation or statement concerning the subject matter of this Release, except as expressly stated in the Release.

PLEASE READ CAREFULLY. THIS IS A VOLUNTARY AGREEMENT THAT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

FLOW INTERNATIONAL:                        EMPLOYEE:
CORPORATION

__________________________________                    ____________________________________
Theresa S. Treat, SPHR                            Signature
Vice President, Global Human Resources

Date______________________________                    Employee's Printed Name